Exhibit 99.1

Loyalty Ventures Inc. Reports Third Quarter 2022 Results

●	Consistent Performance by AIR MILES in Line with Expectations; Miles Issued Up 2%
●	Recent Contract Extensions With Bank of Montreal, Shell Canada and Metro in Ontario
●	BrandLoyalty’s Financial Results Impacted by Shifting Economic Conditions and Consumer Sentiment; Adjusting Campaign Rewards Strategy to Better Align with Consumer Priorities

Summary of Financial Results

(in millions, except per share data)

Third Quarter 2022
Revenue	$162.4
Net Loss	$(0.1)
Diluted Loss Per Share	$(0.01)
Adjusted EBITDA*	$33.1

*See “Reconciliation of Non-GAAP Financial Measures” and “Financial Measures” below for a discussion of non-GAAP financial measures.

DALLAS, Texas, November 8, 2022 – Loyalty Ventures Inc. (Nasdaq: LYLT), a leading provider of tech-enabled, data-driven consumer loyalty solutions today announced financial results for the third quarter ended September 30, 2022.

Commenting on the results, Charles Horn, Chief Executive Officer, stated, “Our results in the third quarter are in line with our expectations. AIR MILES reported an increase of approximately 2% in miles issued compared to the third quarter of 2021, with strength in the credit card and fuel verticals partially offset by changes in the grocery category. Importantly, I’m pleased to note that we recently completed contract extensions with three long-time sponsors in our AIR MILES coalition, Bank of Montreal, Shell Canada nationwide, and Metro in Ontario.

“We believe these partnership extensions, with premier companies in large retail sectors, reflect the value the AIR MILES® Reward Program delivers to Canadian consumers. Moreover, this illustrates the positive response to our changes to the AIR MILES Reward Program and fortifies our commitment to enhancing and expanding the coalition. Under AIR MILES’ new direction, we are driving a more flexible model that can better meet the varying and unique needs of each of our clients, something that our collectors have been able to experience first-hand throughout the year.

“BrandLoyalty revenues decreased approximately 2% with essentially breakeven adjusted EBITDA, reflecting continued pressure to this offering related to the effects of the Russian invasion of Ukraine, higher prices, higher interest rates, and consumer uncertainty in Europe that we expect to persist throughout the rest of the year. Europe is the strongest market for our BrandLoyalty campaigns, so we are significantly impacted by the macroeconomic conditions that persist in that region. With that in mind, we have shifted our strategy around our rewards structure and inventory to focus more on relevant rewards rather than aspirational luxuries, while concentrating our rewards lineup on items that better align with current consumer preferences in our key markets. We are optimistic that our combination of global grocer relationships and exclusive supplier partnerships provides a strong foundation for future growth. With our realigned approach we believe that we are well positioned to drive momentum for BrandLoyalty heading into 2023.”

Third Quarter 2022 Consolidated Financial Results

Total revenue for the third quarter was $162 million, a decrease of 4% from the third quarter of 2021, and adjusted EBITDA of $33 million was down 30% year over year. Net loss was $(0.1) million, or $(0.01) per diluted share.

Loyalty Ventures’ available liquidity at September 30, 2022 was $212 million, and the company was in compliance with its loan covenants.

Third Quarter Segment Financial Results

AIR MILES Reward Program: Revenue decreased 6% to $67 million, compared to $72 million in the third quarter of 2021, related to the impact of the decline in AIR MILES reward miles issued during the pandemic in 2020 and 2021 and the increase in the collector value proposition implemented in late 2021. Adjusted EBITDA decreased 14% to $35 million, compared to the third quarter of 2021, due to the decline in revenue noted above.

AIR MILES reward miles issued increased 2%. AIR MILES reward miles redeemed increased 45% compared to the third quarter of 2021, due to the continued demand for travel as COVID-related restrictions have abated.

BrandLoyalty: Revenue decreased 2% to $95 million from $97 million in the third quarter of 2021, primarily related to foreign exchange considerations. Adjusted EBITDA decreased to $0.1 million from $11 million in the prior year third quarter primarily as a result of the higher cost of redemptions.

Summary & Outlook

“While our third quarter results reflect challenges encountered in both our operating segments, we have mobilized to address the changing macroeconomic conditions impacting our businesses and we are making progress with the strategic initiatives and operational efficiency measures we have put in place. As we’ve said before, 2022 is a transition year for Loyalty Ventures, and we remain focused on operational execution as we reshape our business to more nimbly address shifting consumer sentiment and worldwide economic volatility.

“As we move toward the close of 2022, we reiterate our expectation that our adjusted EBITDA for 2022 will be approximately $110 million, with a lower contribution from BrandLoyalty offset by improvements at AIR MILES and Corporate, relative to last quarter’s guidance. Our expectations reflect our assessment of macro conditions and consumer sentiment in BrandLoyalty’s key European markets, the exit of three grocery regions at AIR MILES, and the strategic investments underway. These projected financial results, along with the add-backs used to calculate Consolidated EBITDA as defined in our credit agreement, are expected to enable us to maintain compliance with our loan covenant. Additionally, we’ve established and are executing on a capital allocation program designed to enhance our offerings to provide more value to existing clients and to attract new partners and sponsors. With our visibility today, we believe we are well positioned as a trusted resource with the capabilities to help our global partners achieve their marketing objectives while also driving long-term growth for AIR MILES and BrandLoyalty,” Mr. Horn concluded.

Third Quarter 2022 Conference Call and Webcast Information

Loyalty Ventures Inc. will hold a conference call to discuss its results and business outlook at 7:30 a.m. CT on Tuesday, November 8, 2022. The live webcast of the conference call can be accessed here. The webcast replay will be available on the Company’s investor relations website for up to one year.

About Loyalty Ventures Inc.

Loyalty Ventures Inc., a Nasdaq Global Select Market company (Nasdaq: LYLT), is a leading provider of tech-enabled, data-driven consumer loyalty solutions. We help partners achieve their strategic and financial objectives including increased consumer basket size, shopper traffic, frequency, digital reach and enhanced program reporting and analytics.

We help financial services providers, retailers and other consumer-facing businesses create and increase customer loyalty across multiple touch points from traditional to digital to mobile and emerging technologies. We own and operate the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of purpose-driven, tailor-made, campaign-based loyalty solutions for grocers and other high-frequency retailers.

At our AIR MILES Reward Program, AIR MILES Collectors earn AIR MILES at more than 300 leading Canadian, global and online brands and at thousands of retail and service locations across the country. This activity powers an unmatched data asset which along with world-class analytics and marketing capabilities, enables clients to accelerate their marketing activities and ROI. AIR MILES provides Collectors the flexibility and choice to use AIR MILES on aspirational rewards such as merchandise, travel, events or attractions or, instantly, in-store or online, through AIR MILES Cash at participating Partner locations. For more information, visit: airmiles.ca. Having celebrated the issuance of its 100 Billionth Mile in 2021, AIR MILES invites Canadians to visit the Program on Facebook, Instagram and Twitter.

BrandLoyalty provides winning loyalty campaigns by connecting high-frequency retailers, brand partners, and shoppers. BrandLoyalty changes shoppers’ behavior in high-frequency retail worldwide - both on a transactional and emotional level. Find out more via brandloyalty.com or on LinkedIn and YouTube.

More information about Loyalty Ventures can be found at loyaltyventures.com.

Caution Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results and future economic conditions, all of which are subject to risks that include, but are not limited to, our high level of indebtedness; reductions in our credit ratings that limit our ability to access capital markets; increases in market interest rates; the potential for our common stock to be delisted from trading on Nasdaq for failure to meet minimum continuing listing standards; continuing impacts related to COVID-19, including variants, labor shortages, reduction in demand from clients, supply chain disruption for our reward suppliers and capacity constraints, rising costs or other disruptions in the airline or travel industries; changes in geopolitical conditions, including the Russian invasion of Ukraine, related global sanctions and Russian restrictions or actions with respect to local assets; fluctuation in foreign exchange rates; execution of restructuring plans and any resulting cost savings; loss of, or reduction in demand for services from, significant clients; loss of active AIR MILES® Reward Program collectors or greater than expected redemptions by the same; unfavorable resolution of pending or future litigation matters; disruption to operations due to the separation from our former parent or failure of the separation to be tax-free; new regulatory limitations related to consumer protection or data privacy limiting our services; and loss of consumer information due to compromised physical or cyber security.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section of both (1) our Form 10-K for the most recently ended fiscal year and (2) any updates in Item 1A, or elsewhere, in our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K or any updates thereto. Further risks and uncertainties include, but are not limited to, the execution of restructuring plans and any resulting cost savings. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, adjusted EBITDA and adjusted EBITDA margin. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance, liquidity and overall results of operations. The Company uses adjusted EBITDA as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets and the non-cash effect of stock compensation expense. In addition, adjusted EBITDA eliminates goodwill impairment, strategic transaction costs, which represent costs related to the separation and advisory services associated with modifying its credit agreement and capital structure, and restructuring and other charges. Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the Press Releases and Investor Relations sections on the Company’s website (www.loyaltyventures.com). No reconciliation is provided with respect to forward looking annual guidance as we cannot reliably predict all necessary components or their impact to reconcile these non-GAAP measures without unreasonable effort. The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies and are not identical to corresponding measures used in other various agreements or public filings.

Investor Contacts:
IMS Investor RelationsLoyalty Ventures Inc. Investor Relations Line

jnesbett@imsinvestorrelations.cominvestorrelations@loyalty.com

+1.203.972.9200+1.972.338.4505

LOYALTY VENTURES INC.

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

	(in thousands, except per share amounts)
Revenues
Redemption, net	$91,852	$97,149	$273,779	$280,844
Services	62,757	65,806	191,830	199,244
Other	7,760	6,302	23,508	16,628
Total revenue	162,369	169,257	489,117	496,716
Operating expenses
Cost of operations (exclusive of depreciation and amortization disclosed separately below)	133,905	119,882	407,890	372,820
General and administrative	5,090	4,018	15,907	11,608
Depreciation and other amortization	7,409	8,665	25,146	26,237
Amortization of purchased intangibles	259	433	820	1,316
Goodwill impairment	—	—	422,922	—
Total operating expenses	146,663	132,998	872,685	411,981
Operating income (loss)	15,706	36,259	(383,568)	84,735
Interest expense (income), net	11,527	(136)	29,973	(318)
Income (loss) before income taxes and income from investment in unconsolidated subsidiary	4,179	36,395	(413,541)	85,053
Provision for income taxes	4,304	16,542	27,466	31,616
Income from investment in unconsolidated subsidiary – related party, net of tax	—	(4,108)	—	(4,067)
Net (loss) income	$(125)	$23,961	$(441,007)	$57,504

Net (loss) income per share:
Basic	$(0.01)	$0.97	$(17.92)	$2.34
Diluted	$(0.01)	$0.97	$(17.92)	$2.34

Weighted average shares:
Basic	24,612	24,585	24,607	24,585
Diluted	24,612	24,585	24,607	24,585

LOYALTY VENTURES INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021

	(in thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$73,307	$167,601
Accounts receivable, net	245,863	288,251
Inventories, net	236,776	188,577
Redemption settlement assets, restricted	609,711	735,131
Other current assets	23,415	28,627
Total current assets	1,189,072	1,408,187
Property and equipment, net	63,742	79,959
Right of use assets - operating	85,057	99,515
Deferred tax asset, net	48,388	58,128
Intangible assets, net	1,913	3,095
Goodwill	177,978	649,958
Other non-current assets	25,068	24,885
Total assets	$1,591,218	$2,323,727
LIABILITIES AND EQUITY (DEFICIENCY)
Accounts payable	$116,766	$103,482
Accrued expenses	131,242	144,997
Deferred revenue	791,208	924,789
Current operating lease liabilities	8,086	10,055
Current debt	50,625	50,625
Other current liabilities	120,651	118,444
Total current liabilities	1,218,578	1,352,392
Deferred revenue	87,793	97,167
Long-term operating lease liabilities	88,390	103,242
Long-term debt	567,720	603,488
Other liabilities	18,369	20,874
Total liabilities	1,980,850	2,177,163
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 24,612 shares and 24,585 shares at September 30, 2022 and December 31, 2021, respectively	246	246
Additional paid-in-capital	272,487	266,775
Accumulated deficit	(496,390)	(55,383)
Accumulated other comprehensive loss	(165,975)	(65,074)
Total (deficiency) equity	(389,632)	146,564
Total liabilities and (deficiency) equity	$1,591,218	$2,323,727

LOYALTY VENTURES INC.

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2022	2021

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(441,007)	$57,504
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	25,966	27,553
Deferred income taxes	5,192	(3,594)
Non-cash stock compensation	5,248	6,322
Goodwill impairment	422,922	—
Gain on sale of investment in unconsolidated subsidiary – related party	—	(4,110)
Change in other operating assets and liabilities	(90,673)	19,511
Other	20,798	10,539
Net cash (used in) provided by operating activities	(51,554)	113,725

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets, restricted	10,313	(47,312)
Capital expenditures	(15,936)	(13,137)
Distributions from investment in unconsolidated subsidiary – related party	—	795
Sale of investment in unconsolidated subsidiary – related party	—	4,055
Net cash used in investing activities	(5,623)	(55,599)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	12,000	—
Repayments of borrowings	(49,969)	—
Payment of deferred financing costs	(1,964)	—
Dividends paid to former Parent	—	(120,000)
Net transfers to former Parent	—	(9,278)
Net transfers from former Parent for Separation-related transactions	1,569	—
Other	(557)	—
Net cash used in financing activities	(38,921)	(129,278)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13,195)	(4,000)

Change in cash, cash equivalents and restricted cash	(109,293)	(75,152)
Cash, cash equivalents and restricted cash at beginning of year	232,602	337,525
Cash, cash equivalents and restricted cash at end of year	$123,309	$262,373

LOYALTY VENTURES INC.

UNAUDITED SUMMARY OF FINANCIAL HIGHLIGHTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change

	(in thousands, except percentages)
Segment Revenue:
AIR MILES Reward Program	$67,387	$71,928	(6)%	$199,649	$214,123	(7)%
BrandLoyalty	95,024	97,329	(2)	289,597	282,593	2
Corporate/Other	—	—	—	—	—	—
Eliminations	(42)	—	nm*	(129)	—	nm*
Total	$162,369	$169,257	(4)%	$489,117	$496,716	(2)%

Segment Adjusted EBITDA:
AIR MILES Reward Program	$34,734	$40,478	(14)%	$95,715	$113,685	(16)%
BrandLoyalty	102	10,622	(99)	(112)	15,220	(101)
Corporate/Other	(1,753)	(3,600)	(51)	(10,374)	(10,295)	1
Total	$33,083	$47,500	(30)%	$85,229	$118,610	(28)%

Key Performance Indicators (in millions):
AIR MILES reward miles issued	1,176.8	1,155.2	2%	3,470.0	3,406.1	2%
AIR MILES reward miles redeemed	1,294.9	895.8	45%	3,584.8	2,435.5	47%

* not meaningful

LOYALTY VENTURES INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

	(in thousands)
Adjusted EBITDA:
Net (loss) income	$(125)	$23,961	$(441,007)	$57,504
Income from investment in unconsolidated subsidiary – related party, net of tax	—	(4,108)	—	(4,067)
Provision for income taxes	4,304	16,542	27,466	31,616
Interest expense (income), net	11,527	(136)	29,973	(318)
Depreciation and other amortization	7,409	8,665	25,146	26,237
Amortization of purchased intangibles	259	433	820	1,316
Stock compensation expense	1,339	2,143	5,248	6,322
Goodwill impairment	—	—	422,922	—
Strategic transaction costs (1)	3,015	—	5,040	—
Restructuring and other charges (2)	5,355	—	9,621	—
Adjusted EBITDA	$33,083	$47,500	$85,229	$118,610

(1)	Represents costs associated with the Separation, which were comprised of amounts associated with the Employee Matters Agreement and Tax Matters Agreement. Strategic transaction costs also include advisory services associated with modifying the credit agreement and the capital structure.
(2)	Represents costs associated with termination benefits, asset impairments and other exit costs.